Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 19, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.163979 per unit, payable on August 12, 2022, to unit holders of record on July 29, 2022.

This month’s distribution increased from the previous month as the result of primarily an increase in the production and pricing received for the current month from the Waddell Ranch properties and Texas Royalty Properties, but offset by slightly lower pricing for the Texas Royalty Properties during the month of May.

WADDELL RANCH

In reporting May production of the Underlying Properties for this month’s press release, production for oil volumes was 184,994 (gross) and was priced at about $110.51 per bbl. Production for gas volumes (including gas liquids) was 600,972 Mcf (gross) and was priced at about $9.44 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $24,757,499 (gross) for May. Lease Operating Expenses were $4,092,076 (gross) and Capital Expenditures were $12,996,418 (gross) for May, netting to the Net Profit Interest (NPI) of $7,669,005. This would put the Trust’s proceeds of 75% as a positive $5,751,754 (net) for the month of May, to contribute to this month’s distribution. Given that if current oil and gas pricing continues, Waddell Ranch could continue to contribute to the distribution in the foreseeable future.

First sales received for the month of May 2022 wells were as follows: (all net to the Trust), 2.6 new drill wells, including .4 horizontal wells, 4.9 recompleted wells. Waiting on completion, as of 5/31/2022, were 4.1 drill wells, including .8 horizontal wells and 3.0 recompletion wells. Also, .4 wells, plugged and abandoned, were completed.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projection of about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,300 barrels of oil and 10,710 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,640 barrels of oil and 9,776 Mcf of gas. The average price for oil was $106.55 per bbl and for gas was $13.05 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $2,196,190. Deducted from these were taxes of $170,702 resulting in a Net Profit of $2,025,488 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,924,213 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	184,994	600,972	138,746	450,729	*	$110.51	$9.44	**
Texas Royalties	19,300	10,710	17,640	9,776	*	$106.55	$13.05	**
Prior Month
Waddell Ranch	181,207	475,410	135,905	356,558	*	$103.74	$5.61	**
Texas Royalties	14,412	9,573	13,030	8,636	*	$108.42	$13.76	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $34,383 resulting in a distribution of $7,642,896 to 46,608,796 units outstanding, or $0.163979 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839